Exhibit 2.1

Enstar Communications Corporation
June 6, 2003

Telecommunications Management, LLC
Attn: Keith Davidson
110 North Main
Sikeston, MO 63801

Re:

Asset Purchase Agreement by and among Telecommunications Management, LLC ("Buyer"), and Enstar Income Program II-2, L.P., a Georgia limited partnership; Enstar Income Program IV-3, L.P., a Georgia limited partnership; Enstar Income Program 1984-1, L.P., a Georgia limited partnership; Enstar Income/Growth Program Six-A, L.P., a Georgia limited partnership; Enstar VII, L.P., a Georgia limited partnership; Enstar VIII, L.P., a South Carolina limited partnership; Enstar X, L.P., a Georgia limited partnership; Enstar XI, L.P., a Georgia limited partnership; Enstar IV/PBD Systems Venture; and Enstar Cable of Cumberland Valley (collectively, "Sellers") dated as of November 8, 2002

Ladies and Gentlemen:

Reference is hereby made to that certain Asset Purchase Agreement by and among Sellers and Buyer dated as of November 8, 2002 as amended (the "Purchase Agreement"). Capitalized terms used and not otherwise defined in this letter shall have the meanings given to them in the Purchase Agreement.

For and in consideration of the mutual covenants set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree that the Purchase Agreement is hereby amended and supplemented as follows:

1. Section 3.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

"The aggregate purchase price payable for the Assets shall be Fourteen Million Four Hundred Eighty Seven Thousand One Hundred and Fifty Three Dollars ($14,487,153), as adjusted at the Closing pursuant to Section 3.3(a) (the "Purchase Price"), and as further adjusted post-Closing pursuant to Section 3.3(b) (as so adjusted, the "Adjusted Purchase Price"). The Purchase Price shall be allocated among the Primary Systems and Contingent Systems as set forth in Schedule 1."

2. Schedule 1 to the Purchase Agreement is hereby deleted in its entirety and replaced with Schedule 1 attached hereto.

3. Sellers and Buyer agree that upon execution of this letter agreement Buyer shall make a second installment of the deposit in the amount of $250,000 into the Deposit Escrow Account. When so deposited, Sellers waive any default created by Buyer's failure to make such deposit by May 15, 2003.

Except as herein expressly amended, the Purchase Agreement, as amended, shall remain in full force and effect in accordance with its terms.

Please indicate your acceptance of the foregoing terms by signing this letter in the space provided below and returning it to the undersigned.

Very truly yours,

Enstar Communications Corporation

By:

As general partner of and on behalf of:

Enstar Income Program II-2, L.P.,
Enstar Income Program IV-3, L.P.,
Enstar Income Program 1984-1, L.P.,
Enstar Income/Growth Program Six-A, L.P.,
Enstar VII, L.P.,
Enstar VIII, L.P.,
Enstar X, L.P.,
Enstar XI, L.P.,
Enstar Income Program IV-1, L.P.
Enstar Income Program IV-2, L.P.

As general partners of and on behalf of:

Enstar IV/PBD Systems Venture
Enstar Income/Growth Program 5A, L.P.
Enstar Income/Growth Program 5B, L.P.

As general partners of and on behalf of:

Enstar Cable of Cumberland Valley

ACCEPTED AND AGREED TO:

Telecommunications Management, LLC

By:

Name:
Title:

 Schedule 1

		Enstar Communications Corp
		Asset Sale to CableDirect

Primary Systems:
			Allocation of
Partnership	System	Purch Price	Purchase Price	Indemnity Amt	Minimum Subs	Sub Adjust Amt

Six A	Dyer, TN	$1,477,600	10.20%	$76,500	1,847	$800

IV - PBD	Dexter, MO	$3,052,800	21.07%	$158,025	3,816	$800

II - 2	Malden, MO	$1,651,200	11.40%	$85,500	2,064	$800

84 - 1	Brownsville/ Cov/Bolivar,TN	$2,754,703	19.01%	$142,575	4,722	$583

Ten	Ripley, TN	$1,804,000	12.45%	$93,375	2,255	$800

IV - 3	Fulton, KY	$1,303,200	9.00%	$67,500	1,629	$800

		$12,043,503			16,333

Contingent Systems:

84 - 1	Snow Hill, NC	$750,750	5.18%	$38,850	1,365	$550

Eleven	Ashdown, Ark	$647,900	4.47%	$33,525	1,178	$550

Eight	Chesterfield, SC	$231,550	1.60%	$12,000	421	$550

Seven	Pageland, SC	$352,000	2.43%	$18,225	640	$550

Cumberland	Pomme de Terre, MO	$461,450	3.19%	$23,925	839	$550

		$2,443,650			4,443

Total - All Systems		$14,487,153	100.00%	$750,000	20,776